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                                                                    EXHIBIT 1(2)
                                                                  CONFORMED COPY


                         AGREEMENT AND PLAN OF EXCHANGE


                 THIS AGREEMENT AND PLAN OF EXCHANGE (this "Agreement"), dated as of December 13, 1995, is between THE DETROIT EDISON COMPANY, a Michigan corporation (the "Company"), whose shares will be acquired pursuant to the Exchange described herein, and DTE ENERGY COMPANY (formerly DTE Holdings, Inc.), a Michigan corporation ("Holding Company"), the acquiring company. The Company and Holding Company are hereinafter referred to, collectively, as the "Companies."


                              W I T N E S S E T H:


                 WHEREAS, the authorized capital of the Company is $4,704,748,400, consisting of (a) 400,000,000 shares of common stock, $10 par value per share ("Company Common Stock"), of which 145,119,875 shares are issued and outstanding, (b) 6,747,484 shares of preferred stock, $100 par value ("Company Preferred Stock"), of which 3,351,223 shares are issued and outstanding in five series and (c) 30,000,000 shares of preference stock, $1 par value ("Company Preference Stock"), of which no shares are issued and outstanding;

                 WHEREAS, Holding Company is a wholly owned subsidiary of the Company with authorized capital stock consisting of (a) 400,000,000 shares of common stock, without par value ("Holding Company Common Stock"), of which 1,000 shares are issued and outstanding and owned of record by the Company and
(b) 5,000,000 shares of preferred stock, without par value ("Holding Company Preferred Stock"), of which no shares are issued and outstanding;

                 WHEREAS, the Boards of Directors of the respective Companies deem it desirable and in the best interests of the Companies and their shareholders that Holding Company acquire each share of Company Common Stock issued and outstanding at the Effective Time (as hereinafter defined) and that each such share of Company Common Stock be exchanged for a share of Holding Company Common Stock with the result that Holding Company becomes the owner of all outstanding Company Common Stock and that each holder of Company Common Stock becomes the owner of an equal number of shares of Holding Company Common Stock, all on the terms and conditions hereinafter set forth;

                 WHEREAS, the execution and delivery of this Agreement by the Company and Holding Company and the Exchange and the related transactions have been approved, to the extent required, by orders, authorizations or approvals of the Federal Energy Regulatory Commission under the Federal Power Act and the Nuclear Regulatory Commission under the Atomic Energy Act;

                 WHEREAS, the Board of Directors of the Company and Holding Company have recommended that their respective shareholders approve the Exchange and this Agreement and this Agreement has been adopted by the requisite vote of the holders of Company Common Stock and by the requisite vote of the shareholder of Holding Company pursuant to the Michigan Business Corporation Act (the "Act").

                 NOW, THEREFORE, in consideration of the premises, and of the agreements, covenants, and conditions hereinafter contained, and subject to satisfaction of the conditions herein contained, the parties hereto agree with respect to the acquisition and exchange provided for herein (the "Exchange") that at the Effective Time each share of Company Common Stock issued and outstanding immediately prior to the Effective Time will be exchanged for one share of Holding Company Common Stock, and that the terms and conditions of the Exchange and the method of carrying the same into effect are as follows:
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                                   ARTICLE I

                 Subject to the satisfaction of the conditions and obligations of the parties hereto, the Exchange will be effective at 12:01 A.M., Detroit, Eastern Standard Time, on January 1, 1996, and upon the filing with the Corporation and Securities Bureau of the Michigan Department of Commerce (the "Michigan Bureau") of a Certificate of Share Exchange ("Certificate") with respect to the Exchange or at such later time as may be stated in the Certificate (the time at which the Exchange becomes effective being referred to herein as the "Effective Time").


                                   ARTICLE II

                 At the Effective Time:

         (1) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be acquired by Holding Company and shall be exchanged for one share of Holding Company Common Stock, which shall thereupon be fully paid and nonassessable;

         (2) Holding Company shall become the owner and holder of each issued and outstanding share of Company Common Stock so exchanged;

         (3) Each share of Holding Company Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and shall thereupon constitute an authorized and unissued share of Holding Company Common Stock; and

         (4) The former owners of Company Common Stock shall be entitled only to receive shares of Holding Company Common Stock as provided herein.

                 Shares of Company Preferred Stock and shares of Company Preference Stock shall not be exchanged or otherwise affected in connection with the Exchange. Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding following the Exchange and shall continue to be a share of Company Preferred Stock of the applicable series designation. Pursuant to the Company's Restated Articles of Incorporation it has redeemed its Convertible Cumulative Preferred Stock, 5 1/2% Series.


                                  ARTICLE III

                 The consummation of the Exchange is subject to the following conditions precedent:

         (1) The satisfaction of the respective obligations of the parties hereto in accordance with the terms and conditions herein contained;

         (2) The execution and filing of an appropriate Certificate with the Michigan Bureau pursuant to the Act;

         (3) The approval for listing upon official notice of issuance, by the New York Stock Exchange and the Chicago Stock Exchange, of Holding Company Common Stock to be issued in accordance with this Agreement;

         (4) The receipt and continued effectiveness of such orders, authorizations, approvals or waivers from all jurisdictive regulatory bodies, boards or agencies, in addition to the orders or approvals referred to in the fourth Whereas clause hereof, which are required in connection with the Exchange and related transactions; and

         (5) receipt of either an opinion of counsel or a ruling from the Internal Revenue Service, in either case acceptable to the Board of Directors of the Company, as to the federal income tax consequences of the Exchange.
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                                   ARTICLE IV

                 This Agreement may be amended, modified or supplemented, or compliance with any provision or condition hereof may be waived, at any time, by the mutual consent of the Boards of Directors of the Company and of Holding Company at any time prior to the time the Certificate is filed with the Michigan Bureau; provided, however, that no such amendment, modification, supplement or waiver shall be made or effected if such amendment, modification, supplement or waiver would, in the sole judgment of the Board of Directors of the Company, materially and adversely affect the shareholders of the Company.

                 This Agreement may be terminated and the Exchange and related transactions abandoned at any time prior to the time the Certificate is filed with the Michigan Bureau, if the Board of Directors of the Company determines, in its sole judgment, that consummation of the Exchange would for any reason be inadvisable or not in the best interests of the Company or its shareholders.


                                   ARTICLE V

                 This Agreement has been submitted to the holders of Company Common Stock and to the sole holder of Holding Company Common Stock for approval as provided by the Act. The affirmative vote of the holders of a majority of the outstanding Company Common Stock was received constituting the adoption of this Agreement. The affirmative vote of the holder of all of the outstanding shares of Holding Company Common Stock was received constituting the adoption of this Agreement.


                                   ARTICLE VI

                 Following the Effective Time, each holder of an outstanding certificate or certificates theretofore representing shares of Company Common Stock may, but shall not be required to, surrender the same to Holding Company for cancellation and reissuance of a new certificate or certificates in such holder's name or for cancellation and transfer, and each such holder or transferee will be entitled to receive a certificate or certificates representing the same number of shares of Holding Company Common Stock as the shares of Company Common Stock previously represented by the certificate or certificates surrendered. Until so surrendered or presented for transfer, each outstanding certificate which, immediately prior to the Effective Time, represents Company Common Stock shall be deemed and treated for all corporate purposes to represent the ownership of the same number of shares of Holding Company Common Stock as though such surrender or transfer and exchange had taken place. The holders of Company Common Stock at the Effective Time shall have no right to have their shares of Company Common Stock transferred on the stock transfer books of the Company, and such stock transfer books shall be deemed to be closed for this purpose at the Effective Time.

                                  ARTICLE VII

                 Prior to or as of the Effective Time, each director of the Company who is not then also a director of Holding Company shall become a director of Holding Company. Each director of the Company as of the Effective Time shall also remain a director of the Company.

                                  ARTICLE VIII

                 At the Effective Time, Holding Company shall adopt a dividend reinvestment plan ("Holding Company DRIP") substantially similar to the Company's Dividend Reinvestment Plan ("Company DRIP") in effect immediately prior to the Effective Time and the Company DRIP shall be discontinued. At the Effective Time, all shares of Company Common Stock held under the Company DRIP (including fractional and uncertificated shares) shall be converted to shares (including fractional and uncertificated shares) of Holding Company Common Stock and shall be held pursuant to the Holding Company DRIP. At the Effective Time, Holding Company shall adopt, become subject to and/or agree to issue Holding Company Common Stock in connection with each Savings and Investment Plan of the Company and the Company's Long-Term Incentive Plan.
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                 IN WITNESS WHEREOF, each of the Company and Holding Company, pursuant to authorization and approval given by its Board of Directors, has caused this Agreement to be executed by its Chairman and Chief Executive Officer and its corporate seal to be affixed hereto and attested by this Assistant Corporate Secretary as of the date first above written.

                                        THE DETROIT EDISON COMPANY



                                        By:                   /s/
                                            ------------------------------------
                                            John E. Lobbia
                                            Chairman and Chief Executive Officer


ATTEST:


                /s/
-----------------------------------
Elaine M. Godfrey
Assistant Corporate Secretary




                                         DTE ENERGY COMPANY


                                         By:                /s/
                                            ------------------------------------
                                            John E. Lobbia
                                            Chairman and Chief Executive Officer

ATTEST:

               /s/
-----------------------------------
Elaine M. Godfrey
Assistant Corporate Secretary